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Exhibit 4

POWER-ONE, INC.

2001 DEFERRED COMPENSATION PLAN

POWER-ONE, INC.
2001 DEFERRED COMPENSATION PLAN

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5.4	Distribution of Benefits	5
5.4	Adjustments in Case of Changes in Common Stock	5
5.5	Company's Right to Withhold	6
ARTICLE VI—ADMINISTRATION		6
6.1	Rights and Duties	6
6.2	Indemnity and Liability	6
ARTICLE VII—PLAN CHANGES AND TERMINATION		7
ARTICLE VIII—MISCELLANEOUS		7
8.1	Limitation on Participants' Rights	7
8.2	Beneficiaries	7
8.3	Benefits Not Assignable; Obligations Binding Upon Successors	8
8.4	Governing Law; Severability	8
8.5	Compliance With Laws	8
8.6	Headings Not Part of Plan	8

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POWER-ONE, INC.
2001 DEFERRED COMPENSATION PLAN

ARTICLE I
TITLE, PURPOSE AND AUTHORIZED SHARES

    This Plan shall be known as the "Power-One, Inc. 2001 Deferred Compensation Plan." The purpose of this Plan is to motivate and retain eligible employees and non-employee directors of Power-One, Inc. by permitting them to defer compensation and affording them the opportunity to link that compensation to an equity interest in the Company. The total number of shares of Common Stock that may be delivered under this Plan is 2,750,000, subject to adjustments contemplated by Section 5.5.

ARTICLE II
DEFINITIONS

    Whenever the following terms are used in this Plan they shall have the meaning specified below unless the context clearly indicates to the contrary:

    2.1  Board of Directors shall mean the Board of Directors of the Company.

    2.2  Cause shall mean a determination by the Committee that the Participant (a) has committed a material breach of the Participant's duties and responsibilities (other than as a result of incapacity due to a Disability), (b) has been convicted of a felony, or entered a plea of guilty or nolo contendre with respect to such a crime, (c) has violated any fiduciary duty or duty of loyalty owed to the Company, (d) has been generally incompetent or grossly negligent in the discharge of the Participant's duties and responsibilities, (e) has engaged or is engaging in the immoderate use of alcoholic beverages or narcotics or other substance abuse, or (f) has violated in any material respect any of the Company's established employment policies in effect from time to time.

    2.3  Code shall mean the Internal Revenue Code of 1986, as amended.

    2.4  Common Stock shall mean the common stock of the Company.

    2.5  Committee shall mean the Compensation Committee of the Board of Directors or the Board of Directors.

    2.6  Company shall mean Power-One, Inc., a Delaware corporation, and its subsidiaries, successors and assigns.

    2.7  Compensation shall mean (1) in the case of an Eligible Employee, the Salary, at the rate in effect on the date that he or she files his or her election to participate, that the Eligible Employee will earn from the Company during the Deferral Period, and (2) in the case of an Eligible Director, the annual retainer and regular meeting fees, at the rates in effect at the beginning of the Deferral Period, that will become payable by the Company to an Eligible Director during the Deferral Period.

    2.8  Deferral Period shall mean the period beginning on the Effective Date and ending on October 20, 2002; provided, however, that in the case of any individual who first becomes an Eligible Employee after the Effective Date, the Deferral Period shall mean such lesser period of time beginning on the first day of the first pay period beginning after the deferral election is filed in accordance with Section 4.1 and ending on October 20, 2002.

    2.9  Director shall mean an individual who is a member of the Board of Directors and is not an Employee.

    2.10  Disability shall mean a "permanent and total disability" within the meaning of Section 22(e)(3) of the Code.

    2.11  Effective Date shall mean October 22, 2001.

    2.12  Eligible Director shall mean an individual who is a Director on the Effective Date.

    2.13  Eligible Employee shall mean a full-time salaried Employee of the Company who is employed in the United States and any full-time salaried Employee of the Company employed in such jurisdictions outside of the United States as the Committee designates.

    2.14  Employee shall mean each person who renders services to the Company with the status of an "employee" as that term is defined in Section 3121(d) of the Code.

    2.15  Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

    2.16  Fair Market Value shall mean as of any date, the value of Common Stock determined as follows:

    (a)  If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination (or, if the day of determination is not a market trading day, then on the last market trading day prior to the day of determination), as reported in The Wall Street Journal or such other source as the Committee deems reliable;

    (b)  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if the day of determination is not a market trading day, then on the last market trading day prior to the day of determination), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

    (c)  In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee.

    2.17  Participant shall mean any Eligible Employee or Eligible Director who elects to defer Compensation in accordance with Section 4.1.

    2.18  Payment Date shall mean the first day following the first public release of actual earnings of the Company for the fiscal year ending December 31, 2002.

    2.19  Plan shall mean the Power-One, Inc. 2001 Deferred Compensation Plan, as amended from time to time.

    2.20  Salary shall mean the Eligible Employee's base pay prior to any deferrals under this Plan or any other nonqualified deferred compensation plan maintained by the Company or any salary reduction contributions to a plan described in Section 401(k) of the Code or in Section 125 of the Code.

    2.21  Stock Unit  shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock of the Company solely for purposes of this Plan.

    2.22  Stock Unit Account shall mean the bookkeeping account maintained by the Company on behalf of each Participant that is credited with Stock Units in accordance with Section 5.1.

ARTICLE III
PARTICIPATION

    Participation in the Plan is voluntary. Each Eligible Employee and Eligible Director shall become a participant in the Plan by electing to defer his or her Compensation in accordance with Article IV.

ARTICLE IV
DEFERRAL ELECTIONS

    4.1  Elections to Defer Compensation.

    (a)  Eligible Employee Deferrals.  Each Eligible Employee may make an irrevocable election to defer up to 50% of his or her Compensation into Stock Units by filing an election with the Company that conforms with the requirements of this Article IV, on a form provided by the Committee. The election form shall signify the portion of the Eligible Employee's Compensation that he or she elects to defer. Any such election must be filed with the Company no later than October 18, 2001 and shall become binding and irrevocable on such date. Notwithstanding the preceding sentence, an individual who first becomes an Eligible Employee after the Effective Date may elect to participate in the Plan by filing a deferral election with the Company no later than 30 days following the later of his or her employment commencement date or the date he or she becomes an Eligible Employee, which election shall be effective on the first day of the pay period beginning after such election is filed.

    (b)  Eligible Director Deferrals.  Each Eligible Director may make an irrevocable election to defer up to 100% of his or her Compensation into Stock Units by filing an election with the Company that conforms with the requirements of this Article IV, on a form provided by the Committee. The election form shall signify the portion of the Eligible Director's Compensation that he or she elects to defer. Any such election must be filed with the Company no later than October 18, 2001 and shall become binding and irrevocable on such date.

    4.2  Irrevocability.  Any election filed pursuant to this Article IV shall be irrevocable.

ARTICLE V
DEFERRAL ACCOUNTS

    5.1  Stock Unit Account.

    (a)  Crediting of Stock Units.  The Committee shall establish and maintain a Stock Unit Account for each Participant under the Plan, which shall be a memorandum account on the books of the Company. The Committee shall credit each Participant's Stock Unit Account with a number of Stock Units based on the total amount of Compensation that the Participant has elected to defer during the Deferral Period. In the case of a Participant who commences participation in the Plan on or prior to October 31, 2001, the number of Stock Units credited to his or her Stock Unit Account shall be equal to two times the total amount of his or her Compensation to be deferred divided by the lesser of (i) $6.00 or (ii) the average of the Fair Market Value of the Company's Common Stock on each of the ten business days prior to and including the date that the Plan is adopted by the Board of Directors by Unanimous Written Consent. In the case of a Participant who commences participation in the Plan after October 31, 2001, the number of Stock Units credited to his or her Stock Unit Account shall be equal to two times the total amount of his or her Compensation to be deferred divided by the average of the Fair Market Value of the Company's Common Stock on each of the ten business days preceding the first day of the Deferral Period. Any fractional Stock Units shall be rounded up to a whole Stock Unit.

    (b)  Subsequent Changes in Compensation.  Amounts deferred by Participants under this Plan shall be deducted ratably from actual Salary in the case of Employees, or annual retainers and meeting fees in the case of Directors, during the Deferral Period regardless of any increases or decreases in actual Salary or the rates of the Directors' annual retainer or meeting fees. Any increases in actual Salary or retainers or meeting fees shall be paid in cash without regard to any deferral elections under this Plan.

    5.2  Limitations on Rights Associated with Stock Units.

    The Stock Units credited to a Participant's Stock Unit Account shall be used solely as a device to determine the number of shares of Common Stock to be eventually distributed to such Participant in accordance with this Plan. The Stock Units shall not be treated as property or as a trust fund of any kind. All shares of Common Stock or other amounts attributed to the Stock Units shall be and remain the sole property of the Company, and each Participant's right in the Stock Units is limited to the right to receive shares of Common Stock in the future as herein provided. No Participant shall be entitled to any voting or other shareholder rights with respect to Stock Units granted under this Plan. The number of Stock Units credited under this Section shall be subject to adjustment in accordance with Section 5.5.

    5.3  Vesting and Forfeiture of Stock Units

    (a)  Employees.

      (i)  Vesting.  Except as described in paragraph (ii) below, the interest of a Participant who is an Employee in 50% of the Stock Units credited to his or her Stock Unit Account (the "First Half of the Stock Units") shall vest and become non-forfeitable ratably at the end of each pay period that the Participant remains employed during the Deferral Period. The interest of a Participant in the other 50% of the number of Stock Units credited to his or her Stock Unit Account (the "Second Half of the Stock Units") shall vest and become non-forfeitable on the Payment Date if he or she remains employed by the Company until the Payment Date; provided, however, that the Second Half of the Stock Units shall become vested to the same extent as the First Half of the Stock Units if, prior to the Payment Date, the Participant dies or incurs a Disability or the Company terminates his or her employment for a reason other than Cause.

      (ii)  Forfeiture for Unpaid Leave of Absence.  Notwithstanding anything to the contrary in paragraph (i) above, if a Participant who is an Employee takes an unpaid leave of absence during the Participant's Deferral Period, such Participant shall forfeit, and the number of Stock Units credited to the Participant's Stock Unit Account shall automatically be reduced by, the number of Stock Units that is equal to the number of Stock Units credited to the Participant's Stock Unit Account multiplied by a fraction, the numerator of which is the number of pay periods in the Participant's Deferral Period during which the Participant is on such leave, and the denominator of which is the total number of pay periods in the Participant's Deferral Period. The Stock Units forfeited under this paragraph shall be deemed to consist of equal numbers of the First Half of the Stock Units and the Second Half of the Stock Units.

    (b)  Directors.  The interest of a Participant who is a Director in 50% of the Stock Units credited to his Stock Unit Account (the "First Half of the Stock Units") shall vest and become non-forfeitable as follows: Five-seventeenths (5/17ths) of the First Half of the Stock Units shall vest ratably at the end of each month that the Participant remains in service as a Director during his or her Deferral Period and three-seventeenths (3/17ths) shall vest for each of the four regularly scheduled meetings of the Board of Directors during the Deferral Period that the Participant attends. The interest of a Participant who is a Director in the other 50% of the Stock Units credited to his Stock Unit Account (the "Second Half of the Stock Units") shall vest and become non-forfeitable on the Payment Date if he or she remains in the service of the Company until the Payment Date; provided, however, that the Second Half of the Stock Units credited to a Participant's Stock Unit Account shall become vested to the same extent as the First Half of the Stock Units if, prior to the Payment Date, the Participant dies or incurs a Disability.

    5.4  Distribution of Benefits.

    (a)  Time and Manner of Distribution.  Except as provided in subsection (b) below, the Stock Units credited to a Participant's Stock Unit Account, reduced by any forfeitures under Section 5.3, shall be distributed to the Participant in a lump sum on the Payment Date.

    (b)  Effect of a Termination of Service on Distribution.  Notwithstanding subsection (a):

      (i)  Termination by Company without Cause, death or Disability.  If, prior to the Payment Date, a Participant dies or incurs a Disability, or in the case of a Participant who is an Employee, the Participant's employment is terminated by the Company for any reason other than for Cause, the Participant (or his or her Beneficiary as defined in Section 8.2) shall be entitled to a distribution of the vested Stock Units credited to his or her Stock Unit Account as of the date of his or her termination of employment. Thus, the number of Stock Units to be distributed to such a Participant who is an Employee shall be equal to the total number of Stock Units then credited to his or her Stock Unit Account multiplied by a fraction, the numerator of which is the number of pay periods from the beginning of the Participant's Deferral Period to the date of his or her termination of employment (rounded up to the nearest whole number) and the denominator of which is the total number of pay periods in his or her Deferral Period. The number of Stock Units to be distributed to a Participant who is a Director shall be equal to the total number of Stock Units then credited to his or her Stock Unit Account multiplied by a fraction, the numerator of which is the sum of (A) $5,000 multiplied by a fraction in which the numerator is the number of months that the Participant served as a member of the Board of Directors (rounded up to the nearest whole number) and the denominator is 12 plus (B) $3,000 for each regularly scheduled meeting attended by the Participant during the Deferral Period, and the denominator of which is $17,000. Such distribution shall be made within 30 days of the Participant's termination of employment. Immediately following the distribution of such vested Stock Units, all unvested Stock Units remaining credited to a Participant's Stock Unit Account shall be forfeited and the Participant shall not be entitled to any benefits with respect to such unvested Stock Units.

      (ii)  Termination by Company for Cause or Termination by Participant.  If, prior to the Payment Date, a Participant voluntarily terminates his or her employment by or services to the Company or, in the case of a Participant who is an Employee, the Company terminates the Participant's employment for Cause, then the Participant shall be entitled to a distribution of the vested portion of the Stock Units then credited to the Participant's Stock Unit Account (representing the First Half of the Stock Units). Thus, the number of Stock Units to be distributed shall be equal to the total number of the First Half of the Stock Units then credited to his or her Stock Unit Account multiplied by the applicable fraction (for an Employee or a Director) described in Section 5.3(b)(i) above. Such distribution shall be made within 30 days following the Participant's termination of employment or services. Immediately following such a distribution of vested Stock Units, all unvested Stock Units remaining credited to a Participant's Stock Unit Account shall be forfeited, and the Participant shall not be entitled to any benefits with respect to such unvested Stock Units.

    (c)  Form of Distribution.  Stock Units credited to a Participant's Stock Unit Account that become vested and are distributed shall be distributed in the form of an equivalent whole number of shares of the Company's Common Stock. Fractional shares shall be disregarded.

    5.4  Adjustments in Case of Changes in Common Stock.  If any stock dividend, stock split, reverse stock- split, re-capitalization, split-up, split-off, spin-off, liquidation or similar change in capitalization or any distribution to holders of the Company's Common Stock (other than cash dividends and cash distributions) shall occur, proportionate and equitable adjustments shall be made in the number and type of shares of Common Stock or other property reserved and of Stock Units credited under this Plan.

    5.5  Company's Right to Withhold.  In the sole discretion of the Committee, the Company shall satisfy any tax withholding obligation (including without limitation, any income, employment, social security or other tax imposed by any federal, state, local or foreign jurisdiction) arising upon distribution of a Participant's Stock Unit Account by either (a) requiring the Participant to pay or provide for payment in cash of the amount of any taxes that the Company may be required to withhold with respect to the benefits hereunder or (b) reducing the number of shares of Common Stock otherwise deliverable to the Participant by the appropriate number of shares, valued at their then Fair Market Value, to satisfy the minimum withholding obligation with respect to the benefits hereunder.

ARTICLE VI
ADMINISTRATION

    6.1  Rights and Duties.  Subject to the limitations of this Plan, the Committee shall be charged with the general administration of this Plan and the responsibility for carrying out its provisions, and shall have powers necessary to accomplish those purposes, including, but not by way of limitation, the following:

    (a)  To construe, interpret and administer this Plan;

    (b)  To resolve any questions concerning the amount of benefits payable to a Participant (except that no member of the Committee shall participate in a decision relating solely to his or her own benefits);

    (c)  To make all other determinations required by this Plan;

    (d)  To maintain all the necessary records for the administration of this Plan; and

    (e)  To make and publish forms, rules and procedures for elections under and for the administration of this Plan.

    The determination of the Committee made in good faith as to any disputed question or controversy and the Committee's determination of benefits payable to Participants shall be conclusive. In performing its duties, the Committee shall be entitled to rely on information, opinions, reports or statements prepared or presented by: (i) officers or employees of the Company whom the Committee believes to be reliable and competent as to such matters; and (ii) counsel (who may be employees of the Company), independent accountants and other persons as to matters which the Committee believes to be within such persons' professional or expert competence. The Committee shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of such persons. The Committee may delegate ministerial, bookkeeping and other non-discretionary functions to individuals who are officers or employees of the Company.

    6.2  Indemnity and Liability.  All expenses of the Committee shall be paid by the Company and the Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties. No member of the Committee shall be liable for any act or omission of any other member of the Committee nor for any act or omission on his or her own part, excepting only his or her own willful misconduct or gross negligence. To the extent permitted by law, the Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, excepting only expenses and liabilities arising out of his or her own willful misconduct or gross negligence, as determined by the Board of Directors.

ARTICLE VII
PLAN CHANGES AND TERMINATION

    The Board of Directors shall have the right to amend this Plan in whole or in part from time to time or may at any time suspend or terminate this Plan; provided, however, that no amendment or termination shall cancel or otherwise adversely affect in any way, without his or her written consent, any Participant's rights with respect to Stock Units credited to his or her Stock Unit Account. Any amendments authorized hereby shall be stated in an instrument in writing, and all Participants shall be bound thereby upon receipt of notice thereof.

    The Plan shall continue in effect until all matters relating to Stock Units and the accrual and distribution in respect of Compensation deferred under the Plan and the administration of the Plan has been completed and all payments hereunder have been made, at which time the Plan shall automatically terminate without further action by the Board of Directors. If the Board of Directors decides to discontinue or terminate this Plan prior to the Payment Date, it shall notify the Committee and participants in this Plan of its action in an instrument in writing, and this Plan shall be terminated at the time therein set forth, and all participants shall be bound thereby. In such event, the Stock Units then credited to a Participant's Stock Unit Account shall be distributed in accordance with Section 5.4(b)(1).

ARTICLE VIII
MISCELLANEOUS

    8.1  Limitation on Participants' Rights.  Participation in this Plan shall not give any Participant the right to be retained in the employ of the Company or continue to serve as a member of the Board, as the case may be, or any rights or interests other than as herein provided. No Participant shall have any right to any payment or benefit hereunder except to the extent provided in this Plan. This Plan shall create only a contractual obligation on the part of the Company as to such amounts and shall not be construed as creating a trust. This Plan, in and of itself, has no assets. Participants shall have only the rights of general unsecured creditors of the Company with respect to amounts credited and benefits payable, if any, on their Stock Unit Account.

    8.2  Beneficiaries.

    (a)  Beneficiary Designation.  Upon forms provided by the Company each Participant may designate in writing the Beneficiary or Beneficiaries (as defined in Section 8.2(b)) whom such Participant desires to receive any amounts payable under this Plan after his or her death. A Participant from may from time to time change his or her designated Beneficiary or Beneficiaries without the consent of such Beneficiary or Beneficiaries by filing a new designation in writing with the Committee. However, if a married Participant wishes to designate a person other than his or her spouse as Beneficiary, such designation shall be consented to in writing by the spouse. The Participant may change any election designating a Beneficiary or Beneficiaries without any requirement of further spousal consent if the spouse's consent so provides. Notwithstanding the foregoing, spousal consent shall not be necessary if it is established that the required consent cannot be obtained because the spouse cannot be located or because of other circumstances prescribed by the Committee. The Company and the Committee may rely on the Participant's designation of a Beneficiary or Beneficiaries last filed in accordance with the terms of this Plan.

    (b)  Definition of Beneficiary.  A Participant's "Beneficiary" or "Beneficiaries" shall be the person, persons, trust or trusts so designated by the Participant or, in the absence of such designation, entitled by will or the laws of descent and distribution to receive the Participant's benefits under this Plan in the event of the Participant's death, and shall mean the Participant's executor or administrator if no other Beneficiary is identified and able to act under the circumstances.

    8.3  Benefits Not Assignable; Obligations Binding Upon Successors.  Benefits of a Participant under this Plan shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan, or any interest therein, other than by operation of law or pursuant to Section 8.2, shall not be permitted or recognized. Obligations of the Company under this Plan shall be binding upon successors of the Company.

    8.4  Governing Law; Severability.  The validity of this Plan or any of its provisions shall be construed, administered and governed in all respects under and by the laws of the state of incorporation of the Company. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

    8.5  Compliance With Laws.  This Plan and the offer, issuance and delivery of shares of Common Stock through the deferral of compensation under this Plan are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and to such approvals by any listing, agency or any regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.

    8.6  Headings Not Part of Plan.  Headings and subheadings in this Plan are inserted for reference only and are not to be considered in the construction of the provisions hereof.

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POWER-ONE, INC. 2001 DEFERRED COMPENSATION PLAN
POWER-ONE, INC. 2001 DEFERRED COMPENSATION PLAN
TABLE OF CONTENTS
POWER-ONE, INC. 2001 DEFERRED COMPENSATION PLAN
ARTICLE I TITLE, PURPOSE AND AUTHORIZED SHARES
ARTICLE II DEFINITIONS
ARTICLE III PARTICIPATION
ARTICLE IV DEFERRAL ELECTIONS
ARTICLE V DEFERRAL ACCOUNTS
ARTICLE VI ADMINISTRATION
ARTICLE VII PLAN CHANGES AND TERMINATION
ARTICLE VIII MISCELLANEOUS